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Cindy Demers — Corporate and Government Affairs
(480) 754-4090
Stephen Blum — Investor Relations
(480) 754-5040

The Dial Corporation Announces Record and Meeting Dates for Special Stockholder Meeting

Scottsdale, Ariz., February 4, 2004 - The Dial Corporation (NYSE: DL) today announced the record and meeting dates for the special meeting of stockholders to approve the Merger Agreement entered into with Henkel KGaA on December 14, 2003. The special stockholder meeting will be held on March 24, 2004, at the Company’s Headquarters, 15501 North Dial Boulevard, Scottsdale, Arizona, beginning at 9:00 AM Arizona Time. The special stockholder meeting will be held in accordance with the Company’s Bylaws and stockholders of record at the close of business on February 17, 2004, will be eligible to be present and vote at this meeting. Definitive proxy materials regarding this special stockholder meeting will be mailed promptly following the February 17 record date.

     The Dial Corporation, headquartered in Scottsdale, Ariz., is one of America’s leading manufacturers of consumer products, including Dial® soaps, Purex® laundry detergents, Renuzit® air fresheners and Armour® Star canned meats. Dial products have been in the marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company’s Web site at www.dialcorp.com.

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